Exhibit 10.1

August 5, 2020

Michael J. Wortley,

    Cheniere Energy, Inc.,

        700 Milam Street, Suite 1900,

            Houston, TX    77002.

Dear Mr. Wortley:

This letter agreement (“Letter Agreement”), which will become effective on August 6, 2020 (the “Effective Date”), sets forth the understanding between you and Cheniere Energy, Inc. (the “Company”) regarding your transition from the Company.

1.	Transition from Employment

a.    Unless terminated earlier by the Company or you, your employment with the Company will continue through August 31, 2020 (the “Continuation Period”). You will continue to receive your base salary, at its current rate, and continue to be eligible to participate in the Company’s plans and programs during the Continuation Period or, if earlier, until the date on which your employment terminates (the last day of your employment is the “Termination Date”).

b.    In exchange for the mutual consideration set forth in this Letter Agreement, you hereby resign without any further action by you or the Company, effective upon the Effective Date, from any and all positions you currently hold (whether as an officer, manager, director, partner or otherwise) with the Company and its subsidiaries and any of their respective subsidiaries, affiliates, general partners and other related entities and from the Effective Date through the Termination Date you will serve as an advisor to the Company. You agree that any changes contemplated in this Section 1(b), including to your authority, duties or responsibilities, will not constitute “Good Reason” for purposes of any plan, agreement or arrangement of the Company or its subsidiaries or affiliates. It is expressly understood and agreed that you shall not receive material non-public or other proprietary information from the Company following your resignation from all officer, director, and executive positions as contemplated by this paragraph.

2.	Termination Payments

a.    As soon as reasonably practicable following the Termination Date, any unreimbursed business expenses will be reimbursed consistent with the terms of the Company’s policy. Following the Termination Date, you will be entitled to all vested amounts or benefits required to be paid or provided or which you are eligible to receive under the terms of the Company’s welfare and retirement plans, including, but not limited to, the Company’s 401(k) plan.

Mr. Michael J. Wortley	Page 2

b.    Provided that you do not resign from your employment with the Company prior to August 31, 2020 (except as contemplated by Section 1(b)), and subject to your execution and non-revocation of a release of claims in the form attached hereto within 21 days following the Termination Date (the “Release”) and your compliance with the Release and this Letter Agreement (including covenants referenced in Section 3), you will be entitled to the benefits set forth in this Section 2(b). Any long-term incentive or retention awards that do not vest in accordance with this Section 2(b) will be forfeited as of the Termination Date, including for the avoidance of doubt any long-term incentive awards granted to you in 2020.

i.    You will be entitled to a separation bonus in respect of 2020, which will be paid to you in cash as soon as practicable following the Termination Date (but in no event more than 30 days after the Company’s receipt of your signed Release and Letter Agreement) in the amount of $2,857,000, less applicable withholdings.

ii.    With respect to the restricted stock unit (“RSU”) awards granted to you on February 14, 2018 and February 13, 2019 (but, for the avoidance of doubt, excluding the 40,000 special retention RSUs granted to you on February 14, 2018) that are not subject to performance vesting conditions, the portion of each such award that was scheduled to vest in February 2021 and February 2022 will fully vest in your favor on the regularly scheduled vesting date for each award notwithstanding the fact that your employment ends as of the Termination Date.

iii.    The continued service requirement with respect to the performance stock unit (“PSU”) awards granted to you on February 14, 2018 and February 13, 2019 (the “Continuing PSUs”) is waived and any Continuing PSUs that are earned based on actual performance will fully vest in your favor on the date on which the Company’s Compensation Committee certifies achievement of the applicable performance metrics.

iv.    The Company will pay you $1,946,000, less applicable withholdings, in cash as soon as practicable after February 14, 2021 (but no later than the first regularly scheduled payroll date after that date).

v.    On the first regularly scheduled payroll date after the Company’s receipt of your signed Release and Letter Agreement, the Company will pay you a transitional allowance of $75,000, less applicable withholdings, that you may use as you see fit for health insurance, personal, or other expenses in connection with your employment separation.

vi.    The Company will pay you an amount equal to your annual base salary ($715,000) in regular installments in accordance with the Company’s regular payroll dates for one year following the Termination Date, beginning on the first payroll after the 60th day following the Termination Date (with the first payment including the aggregate amount that would have been paid in the first 60 days).

3.	Continuing Covenants.

a.    You acknowledge that you are subject to certain obligations, including without limitation the confidentiality, non-competition and non-solicitation obligations set forth in the RSU and PSU awards referenced in Section 2(b), which will survive the termination of your employment in accordance with their terms. You agree that the payments and benefits in Section 2(b) satisfy payments (if any) that may otherwise be required in connection with such covenants in accordance with their terms.

Mr. Michael J. Wortley	Page 3

b.    You acknowledge that, but for this Letter Agreement, you are not entitled to the payments and benefits provided in Section 2(b). As partial consideration for those payments and benefits, you agree that each non-solicitation covenant to which you are subject will continue for eighteen months following the termination of your employment.

c.    No later than the Termination Date, you agree to return to the Company all property or information, including, without limitation, all reports, files, memos, plans, lists, other records (whether electronically stored or not), keys, computers, phones and other equipment belonging to the Company or its affiliates; provided that you will be permitted to retain copies of documents relating to your personal entitlements, benefits, obligations and tax liabilities (the “Personal Information”). On the Termination Date, you agree to certify to the Company that you have not removed any confidential or other information of the Company (in electronic or physical form), including without limitation any policies, procedures, organizational charts, compensation information or other work product of the Company but excluding the Personal Information. Notwithstanding the foregoing language, the Company agrees that you may keep the Company-issued cellular phone and tablet currently in your possession (Company IT personnel will work with you to remove any of the Company’s proprietary information). The Company further agrees that you may maintain the cellular telephone number you use that is currently assigned to the Company’s corporate wireless account and that the Company will release the number to you and work with the carrier to port over that number to your personal account with a compatible wireless provider of your choice.

4.	General Provisions.

a.    Entire Agreement; No Representations. This Letter Agreement (and the agreements, plans and programs referenced herein) constitute the entire agreement between you and the Company regarding the subject matter hereof and supersede any earlier agreement, written or oral, with respect thereto. You acknowledge that you have not relied on any representations or statements not set forth in this Letter Agreement.

b.    Amendments; Waivers. No provision of this Letter Agreement may be amended or waived unless such amendment is agreed in writing and signed by each party hereto, or such waiver is set forth in a writing and signed by the waiving party.

c.    Severability; Interpretive Matters. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of that provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

d.    Counterparts. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and the counterparts will constitute one and the same instrument. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

e.    Governing Law; Venue. This Letter Agreement shall be construed in accordance with and governed by the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law (in which case such federal law shall apply). Mandatory venue for any dispute regarding or related to this Letter Agreement shall be Harris County, Texas.

Mr. Michael J. Wortley	Page 4

f.    Withholding Taxes; Section 409A. The Company may withhold from any amounts payable under this Letter Agreement any taxes and other withholdings and deductions that are required to be withheld pursuant to any applicable law or regulation. Additionally, the Company shall withhold shares of common stock of the Company that would otherwise be delivered under the RSU or PSU awards discussed in Section 2(b) to satisfy applicable withholding obligations in accordance with the terms of the RSU or PSU awards. This Letter Agreement is intended to be exempt from, or to comply with, the requirements of Section 409A of the Internal Revenue Code (“Code”) and this Letter Agreement shall be interpreted accordingly; provided that in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A of the Code.

g.    Consultation. You will be reasonably available to consult with executives of the Company (or their designees) following the Termination Date until December 31, 2020, for up to 20 hours per month. You will be entitled to compensation at the rate of $500 USD per hour for any such consultation, as well as reimbursement for reasonable out-of-pocket expenses in connection therewith. The Company will pay you such fees and reimburse such expenses within 30 days after your delivery of an invoice and any related supporting documentation required by the Company in accordance with its policies. You acknowledge and agree that, after the Termination Date, you will not be an employee of the Company or its subsidiaries or affiliates for any purpose and you will be responsible for taxes on any payments pursuant to this Section 4(g), which will not be subject to withholding.

*                 *                 *

Mr. Michael J. Wortley	Page 5

To indicate your agreement with the foregoing, please sign and return this Letter Agreement.

Very truly yours, CHENIERE ENERGY, INC.

By:	Sean N. Markowitz

Accepted and Agreed:

/s/ Michael J. Wortley
Michael J. Wortley

Date:	August 5, 2020

Release of Claims

RELEASE AGREEMENT

1.

This Release (the “Release Agreement”) is being entered into by Michael J. Wortley (the “Employee”) and Cheniere Energy, Inc. (the “Company”) in order to further the mutually desired terms and conditions set forth herein and as a condition to certain benefits under the Letter Agreement, dated August 5, 2020 by and between the Employee and the Company (the “Letter Agreement”). The term “Company” shall include Cheniere Energy, Inc., its present and former parents, trusts, plans, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization.

2.

The Employee’s timely execution of this Release Agreement and non-revocation of the General Release and/or ADEA Release contained in Sections 3 and 5 herein is in partial consideration of the benefits under the Employee’s Letter Agreement and to which the Employee agrees he is not entitled until and unless he executes this Release Agreement and does not revoke the General Release and/or ADEA Release.

This Release Agreement shall not affect the Employee’s (i) rights under the Letter Agreement, (ii) other rights to accrued payments or benefits (including any rights to receive reimbursement for unreimbursed expenses), (iii) rights to indemnification and (iv) rights pursuant to directors and officers insurance, in each case, under any agreement with the Company, the Company by-laws or as required by law (these payments and benefits, the “Excluded Benefits”). For the avoidance of doubt, this Release Agreement shall not affect the Employee’s rights in his capacity as a shareholder of the Company.

3.

General Release. Except with respect to the Excluded Benefits, the Employee, on behalf of himself, his heirs, beneficiaries, personal representatives and assigns, hereby releases, acquits and forever discharges the Company, its present and former owners, officers, employees, shareholders, directors, partners, attorneys, agents and assignees, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company (each, a “Released Party” and collectively the “Released Parties”), of, from and against all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, in law or in equity, whether known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, that may now or hereafter at any time be made or brought against any Released Party, arising from or in any way connected with or related to his employment with the Company and/or his termination of employment with the Company, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, anticipatory breach, fraud, conspiracy, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. § 621, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Texas Commission on Human Rights Act, TEX. LAB. CODE § 21.001, et. seq., the Texas Workers’ Compensation Act, TEX. LAB. CODE §§ 451.001—451.003, the Texas Payday Act, TEX. LAB. CODE § 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay, vacation pay, paid time off or benefits under any compensation, cash award, bonus, stock grant, equity grants or awards, or employee benefit plan, program, policy, contract, agreement, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits; and any benefits which the Employee is entitled to receive under any Company plan that is a qualified plan under IRC §401(a) or is a group health plan subject to COBRA. COBRA continuation coverage is available to the Employee and his beneficiaries who participated in the Company’s group health plan as of the date of the Employee’s termination of employment, to the extent the participant properly elects and pays for such COBRA continuation coverage. Excluded from the General Release in this Section 3 are claims arising under the Age Discrimination in Employment Act (“ADEA”), which are released pursuant to Paragraph 5, and those claims which cannot be waived by law.

4.

The Employee agrees not to commence any legal proceeding or lawsuit against any Released Party arising out of or based upon his employment with the Company or the termination of his employment with the Company. The Employee represents that he has not filed any charges, complaints, or other proceedings against the Company or any of the Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency. Notwithstanding this release of liability, nothing in this Agreement prevents the Employee from exercising any rights that cannot be lawfully waived or restricted, including filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) (such as related to Section 7 rights under the NLRA), Occupational Safety and Health Administration, Securities and Exchange Commission (“SEC”), U.S. Department of Justice, Congress, any Inspector General, or other federal, state or local agency or participating in any investigation or proceeding (including providing documents or other information) conducted by such agency; however, the Employee understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery from the Released Parties as a result of such proceeding or subsequent legal actions. In addition, nothing in this Release Agreement prohibits the Employee from reporting possible violations of federal law or regulation to, or otherwise communicating with any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to a government award program (including the SEC’s whistleblower program). The Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Company that the Employee has made any such report or disclosure.

5.

ADEA Release. The Employee hereby completely and forever releases and irrevocably discharges the Company and the other Released Parties, as that term is defined in Section 3 above, from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the ADEA on or before the date of this Release Agreement (“ADEA Release”), and hereby acknowledges and agrees that:

a.	The Release Agreement, including the ADEA Release, was negotiated at arms-length;

b.	The Release Agreement, including the ADEA Release, is worded in a manner that the Employee fully understands;

c.	The Employee specifically waives any rights or claims under the ADEA;

d.	The Employee knowingly and voluntarily agrees to all of the terms set forth in the Release Agreement, including the ADEA Release;

e.	The Employee acknowledges and understands that any claims under the ADEA that may arise after the date of the Release Agreement are not waived;

f.	The rights and claims waived in the Release Agreement, including the ADEA Release, are in exchange for consideration over and above anything to which the Employee was already undisputedly entitled;

g.	The Employee has been and hereby is advised in writing to consult with an attorney prior to executing the Release Agreement, including the ADEA Release;

h.	The Employee understands that he has been given a period of up to 21 days to consider the ADEA Release prior to executing it, although he may accept it at any time within those 21 days;

i.	The Employee understands and agrees that any changes to Company’s offer, whether material or immaterial, do not restart the running of the 21-day review period; and

j.

The Employee understands that he has been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.

If the Employee elects to revoke his release of age discrimination claims, the revocation must be in writing and delivered and presented to Wayne Williams, Director, Total Rewards, Payroll and HRIS, Cheniere Energy, Inc. by 5:00 p.m., Central Time, no later than the seventh (7th) day after the date on which he executes the Release Agreement.

The consideration cited above and the promises contained herein are made for the purpose of purchasing the peace of the Released Parties and are not to be construed as an admission of liability or as evidence of unlawful conduct by any Released Party, all liability being expressly denied.

6.

The Employee voluntarily accepts the consideration cited herein, as sufficient payment for the full, final, and complete release stated herein, and agrees that no other promises or representations have been made to him by the Company or any other person purporting to act on behalf of the Company, except as expressly stated herein.

7.

The Employee understands that this is a full, complete, and final release of the Released Parties for the matters released. As evidenced by the signature below, the Employee expressly promises and represents to the Company that he has completely read the Release Agreement and understands its terms, contents, conditions, and effects. The Employee represents that he has made no assignment or transfer of the claims covered by Sections 3 or 5 above.

8.

The Employee is advised to consult with an attorney prior to executing the Release Agreement. The Employee understands that he has the right to consult an attorney of his choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

9.

The Employee states that he is not presently affected by any disability which would prevent him from knowingly and voluntarily granting the Release Agreement, and further states that the promises made herein are not made under duress, coercion, or undue influence and were not procured through fraud.

10.

The Employee represents that he has returned to the Company, except to the extent such return is expressly excused by the Company in writing, all expense reports, notes, memoranda, records, documents, employment manuals, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, kept by the Employee in his possession, used in or pertaining to the business of the Company, including but not limited to lists of customers, prices, marketing plans, Company operating manuals, and other confidential information of the Company obtained by the Employee in the course of his employment.

11.

Nothing in the Release Agreement shall be deemed to affect or relieve the Employee from any obligation contained in any agreement with the Company or any of the Released Parties related to the terms of his employment or separation therefrom, including, but not limited to, any confidentiality, non-competition, non-solicitation, non-disclosure or other protective covenant, entered into between the Employee and the Company or any of the Released Parties, which covenants the Employee expressly reaffirms and re-acknowledges herein. The Employee acknowledges and agrees that any work product prepared, conceived, or developed by the Employee during the term of the Employee’s employment with the Company, including but not limited to all written documents and electronic data pertaining thereto, is and shall remain the exclusive property of the Company, and will be considered confidential information of the Company subject to the terms of the obligations referenced in this Section 11. The Employee agrees that when appropriate, and upon written request of the Company, the Employee will acknowledge that the work product constitutes “works for hire” and will cooperate in the filing for patents or copyrights with regard to any or all such work product and will sign documentation necessary to evidence ownership of such work product in the Company.

12.

Should any future dispute arise with respect to the Release Agreement, both parties agree that it should be resolved solely in accordance with the terms and provisions of this Release Agreement and the laws of the State of Texas. Any disputes between the parties concerning the Employee’s employment with the Company and/or the Release Agreement shall be settled exclusively in Harris County, Texas.

13.

Subject to the terms of the Letter Agreement, which shall control, the Employee hereby waives all rights to recall reinstatement, employment, reemployment, and past or future wages from the Company. The Employee additionally represents, warrants and agrees that the Letter Agreement has provided for or he has received full and timely payment of all wages, salary, overtime pay, commissions, bonuses, other compensation, remuneration and benefits that may have been due and payable by the Released Parties and that he has been appropriately paid for all time worked and in accordance with all incentive awards.

14.

The Employee expressly represents and warrants to the Company that he has completely read the Release Agreement prior to executing it, has had an opportunity to review it with his counsel and to consider the Release Agreement and to understand its terms, contents, conditions and effects and has entered into the Release Agreement knowingly and voluntarily.

15.	The Employee agrees that the confidentiality provisions, including but not limited to those referenced in Section 11 are a material part of it and are contractual in nature.

16.

The Employee acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into the Release Agreement, may have materially affected the Release Agreement and his decision to enter into it. Nevertheless, the Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

17.

The Employee agrees that he will forfeit certain benefits under the Letter Agreement if he challenges the validity of the Release Agreement, unless prohibited by law. The Employee also agrees that if he violates the Release Agreement by suing the Company or the other Released Parties on the claims that the Employee has released hereunder (excluding, for the avoidance of doubt, any matters or rights that are expressly not released hereunder), the Employee will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by the Employee pursuant to the Release Agreement.

18.

Whenever possible, each provision of the Release Agreement shall be interpreted in such manner as to be effective and valid under applicable law; however, if any provision of the Release Agreement, other than Sections 3 and 5, shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Release Agreement. Should Sections 3 and/or 5 be determined to be illegal, invalid, unconscionable, or unenforceable, the Company shall be entitled to the return of the amount paid or provided to the Employee in respect of his Letter Agreement pursuant to Section 2 or, at the Company’s sole option, to require the Employee to execute a new agreement that is enforceable.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement on the dates noted below.

Michael J. Wortley

Date:

CHENIERE ENERGY, INC.

By:
Name:
Title:

Date: